 February 4, 2003 Securities and Exchange Commission 450 Fifth Street, N.W. Judiciary Plaza Washington, DC 20549 Dear Sirs: I hereby authorize James W. Boeckman, Executive Vice President, General Counsel and Secretary of DuPont Photomasks, Inc. ("DPI"), to sign and file on my behalf SEC Forms 3, 4, 5, Representation Letters, Rule 144 Forms or any other SEC forms (including without limitation, amendments thereto) relating to changes in beneficial ownership of securities of DPI. This authorization shall remain in effect so long as I am an Officer of DPI, unless it is earlier specifically revoked by me in writing. Sincerely, /s/ Satish Rishi Satish Rishi Executive Vice President and Chief Financial Officer